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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 DIADEXUS, INC.

        DIADEXUS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That, by written consent of the Board of Directors of said corporation as of April 5, 2000, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

                WHEREAS, it is deemed to be advisable and in the best interest of the Corporation and its stockholders that the Corporation's Certificate of Incorporation be amended to change certain provisions with respect to the Series C Preferred Stock;

                NOW, THEREFORE, BE IT RESOLVED, that subsection (2)(a) of Section B of Article IV of the Corporation's Certificate of Incorporation be amended to read as follows:

                "2. Liquidation Preference.

                        (a) In the event of any liquidation, dissolution or
                winding up of this corporation, either voluntary or involuntary, subject to the rights of the Preferred Stock that may from time to time come into existence, holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share

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                equal to $3.4091 for each outstanding share of Series A
                Preferred Stock (the "Original Series A Issue Price"), $2.2727 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price"), $7.75 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") plus any declared but unpaid dividends on such share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like.)"

                        RESOLVED FURTHER, that the officers of the Corporation
                be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to submit the foregoing amendment to the stockholders of the Corporation for consideration thereof; and

                        RESOLVED FURTHER, that, following approval of the
                foregoing amendment by the stockholders of the Corporation, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to prepare or cause to be prepared and to execute a Certificate of Amendment of the Corporation's Certificate of Incorporation, to file or cause to be filed said Certificate of Amendment with the Delaware Secretary of State, and to execute such other documents and take such other actions as such officer or officers shall deem necessary, appropriate or advisable in order to carry out the intent and purposes of the foregoing resolutions.

                SECOND: That, thereafter, by written consent of the holders of all of the issued and outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock of said corporation, the necessary number of shares required by statute were voted in favor of the amendment. There are no outstanding shares of Series C Preferred Stock.

                THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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        IN WITNESS WHEREOF, DIADEXUS, INC. has caused this certificate to be signed by Patrick Plewman, its President, this 6th day of April, 2000.

                                         DIADEXUS, INC.


                                         By:     /s/Patrick Plewman
                                             -----------------------------------
                                         Name:  Patrick Plewman
                                         Title: President